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                                                                    EXHIBIT 99.1






Sotheby's EST. 1744
News Release
--------------------------------------------------------------------------------

                                                                 Matthew Weigman
                                                                  (212) 606-7176
                                                             Investor Relations:
                                                                   Jennifer Park
                                                                  (212) 894-1023


    SOTHEBY'S HOLDINGS, INC. ANNOUNCES SECOND QUARTER AND FIRST HALF RESULTS

               o First Half Auction Sales up 73% to $1.35 billion

 o Second Quarter Auction and Related Revenues Increased 55% to $166.3 million

o Sotheby's Sells the World's Most Expensive Painting at Auction, Pablo

             Picasso's Garcon a la Pipe, for a Record $104.2 million



August 9, 2004, New York -- Sotheby's Holdings, Inc. (NYSE: BID; LSE: STBA), the parent company of Sotheby's worldwide auction businesses and art-related financing activities today announced results for the second quarter and first half ended June 30, 2004.

For the quarter ended June 30, 2004, the aggregate hammer price of property sold at auction by the Company ("Auction Sales"), which includes buyer's premium, was $1.1 billion, an increase of 93% from $0.6 billion in the prior period, due to a very strong spring sales season around the world. The Company reported auction and related revenues of $166.3 million for the second quarter of 2004, compared to $107.6 million in the








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corresponding period in 2003, an increase of $58.7 million, or 55%, principally due to higher commission revenues from the extraordinary spring sales. For the second quarter of 2004, the Company's net income was $42.5 million or $0.68 per diluted share. The Company's income from continuing operations for the second quarter of 2004 was $40.8 million, or $0.65 per diluted share, compared to an income from continuing operations of $13.2 million, or $0.21 per diluted share in the corresponding period of 2003, an increase of $27.6 million, or 209%. During the second quarter of 2004, the Company recorded pre-tax charges of $0.8 million, primarily due to antitrust related special charges. During the second quarter of 2003, the Company recorded pre-tax charges of $3.0 million, primarily due to employee retention costs. Excluding these items, the Company would have recorded adjusted income from continuing operations of $41.3* million, or $0.66* per diluted share, in the second quarter of 2004, as compared to adjusted income from continuing operations of $15.1* million, or $0.24* per diluted share, in the prior period.

For the first half of 2004, Auction Sales increased 73% to $1.35 billion from $781 million in the prior period, with Sotheby's salesrooms experiencing an exceptional spring sales season internationally. For the first half of 2004, net income was $79.2 million or $1.27 per diluted share. Income from continuing operations for the first six months of 2004 was $54.3 million, or $0.87 per diluted share, compared to a loss in the prior period of ($14.5) million, or ($0.24) per diluted share, an increase of $68.8 million. This increase was primarily due to a significant increase in auction commissions, as well as a higher level of private treaty revenues partially offset by increased incentive bonus costs. Also favorably impacting first half results is the recognition of $45.0 million in license fee revenue related to a license fee received as cash consideration for entering into a license agreement with Cendant Corporation in conjunction with the Company's sale of its domestic real estate brokerage business in February.

During the first half of 2004, the Company recorded pre-tax charges of $1.7 million, primarily attributable to antitrust related special charges which are run-off legal and administrative costs. In the prior period, pre-tax charges were $13.1 million, primarily relating to the Company's employee retention programs and net restructuring charges. Excluding these items and the Cendant license fee revenue and expense, the Company would have recorded an adjusted income from continuing operations of $27.2* million, or $0.44* per diluted


---------------------------
* Non-GAAP financial measure.  See Appendix B.







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share, in the first half of 2004, as compared to an adjusted loss from continuing operations of ($6.0)* million, or ($0.10)* per diluted share, in the prior period, an improvement of $33.2 million.

 "These are very strong results, which have been achieved not only by an improving art market but also by the unequalled quality of our expert staff and our worldwide marketing abilities, all of which played such key roles in our clients' choice of Sotheby's as auctioneer this spring," said Bill Ruprecht, President and Chief Executive Officer of Sotheby's Holdings, Inc. Mr. Ruprecht continued: "Our results also clearly illustrate the positive operating leverage in our business when revenues climb, which reflect our efforts to bring down our cost structure and allow us to capitalize on a market rebound such as the one we are currently experiencing. Excluding the gain from our sale of the real estate business, operating income from continuing operations* is 15 times that of last year."

Sotheby's currently expects the recovery in the international art market to continue and the Company is encouraged by the level of consignments thus far for the fall auction season, which include a number of outstanding single-owner sales. However, it is unlikely that Auction segment results for the second half of 2004 will be at the level achieved in the first half of the year. Aggregate Auction Sales for the second half of the year are traditionally lower than the first half due to the timing of certain sales in the Company's sales calendar. Additionally, the Company does not expect another private sale such as the landmark private sale of the Forbes Collection of Faberge in February 2004, or a replication of the single-owner sale of property of the Greentree Foundation.

Second and Third Quarter Sales

The highlight of the second quarter was the historic sale of Pablo Picasso's Garcon a la Pipe which became the world's most expensive painting sold at auction when it was bought for $104.2 million. This masterpiece from the property of the Greentree Foundation from the Collection of Mr. and Mrs. John Hay Whitney was the first painting to break the $100 million threshold. The entire Greentree collection brought auction sales of $213.1 million.








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In New York, the Spring's various owner Impressionist and Modern Art and
Contemporary sales also brought outstanding results. The Impressionist and Modern art evening and day sales brought an impressive $125.0 million, leading the market and achieving just below the high estimate of $128.8 million and 54% above last May's total. The New York Contemporary sales totaled $88.8 million, above the high estimate of $86.1 million and almost double the results of May 2003, with the evening sale achieving the rare status of being 100% sold by lot and setting thirteen artist auction records.

Spring's American Paintings sale in New York also led the market and beat its high estimate of $46.7 million with a total of $48.7 million. The star of the sale was John Singer Sargent's portrait of Robert Louis Stevenson and His Wife, a painting from the Greentree Foundation's Collection from the Property of Mr. and Mrs. John Hay Whitney. The painting was estimated between $5/7 million and sold for $8.8 million.

This momentum continued in London in June where Sotheby's sales of Impressionist and Modern Art led the market with $135.7 million, comfortably between the low and high estimates. This was the highest London Impressionist sale series since 1989 with 31 lots selling for above $1 million, again demonstrating the vitality of the market. The highlight was a portrait by Amedeo Modigliani, Garcon a la Veste Bleue, which sold for $11.3 million, well above its estimate of $6/7.6 million. The London Contemporary sales also led the London market and achieved $35.4 million, above the high estimate of $34.6 million.

In July in London, Sotheby's Old Masters Paintings sale brought $55.1 million, significantly above its pre-sale high estimate of $38.1 million. A major contribution to the success of that auction was Johannes Vermeer's Young Woman Seated at the Virginals, the first Vermeer to come to auction since 1921. The painting sold for $30 million, a price well in excess of its pre-sale estimate of $5.4 million, with several bidders competing for this work.

Upcoming Single Owner Sales

Sotheby's will hold a number of exciting single owner sales this autumn. In New York in October, the Americana Collection of Mr. and Mrs. Walter M. Jeffords will be auctioned. The Collection spans many eras of American history from pre-Revolutionary silver to 18th and 19th Century American Furniture.








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Highlights are works of early American Silver by Paul Revere and John Coney, outstanding Sporting Art paintings by Sir Alfred J. Munnings, P.R.A., John Frederick Herring and Edward Troye, and important American Furniture with a focus on 18th Century Philadelphian furniture. The Collection is estimated to achieve in excess of $20 million.

On October 23rd, Sotheby's New York will offer for sale the Collection of Mrs. Marella Agnelli, widow of Giovanni Agnelli, Chariman of Fiat. The Collection includes important French and Russian Furniture, Works of Art and Porcelain and is estimated between $7 and $11 million. The highlight of the sale is an important Louis XVI Bureau Plat, by the great cabinetmaker Jean-Francois Leleu (estimate $3/5 million).

Beginning the fall season in New York will be the sale of property from the estate of Johnny and June Carter Cash on September 14th. Over 780 lots of historic awards, instruments, stage-worn clothing, gold and platinum records, handwritten lyrics, and items from the Cash's personal collection of fine art, furniture and decorations, and jewelry will be offered. The sale of property from these two country music legends is estimated to garner $1/1.5 million.

The fourth and final sale of masterpieces from the Time Museum will be held in New York on October 13th. It is comprised of more than 1,250 of the finest time-finding and time-keeping devices in the world. Over the past five years, the three previous sales of the Time Museum's treasures have totaled $39.8 million and this final sale is expected to achieve $8/10 million.

Sotheby's London will offer the contents of the Pharmacy restaurant in Notting Hill in October. Designed by Damien Hirst, the sale of 140 lots will feature the entire range of objects that Hirst designed for the restaurant including 10 butterfly paintings in an array of beautiful colours, 11 wall-mounted medicine cabinets and Contemporary furniture and tableware. The sale is expected to realize in excess of $5.4 million.

Also in London, Sotheby's will sell an extraordinary collection of stamps formed by one of the most important collectors of the 19th and 20th centuries, Sir Gawaine Baillie. The collection will be auctioned in







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a series of ten sales beginning in September, each concentrating on a particular area of study. In all, the sales are estimated to realize in excess of $20 million.

In Paris, Sotheby's will offer for sale, in association with a local auctioneer, the private collection of Parisian dealer Mira Jacob, whose gallery, le bateau-lavoir was open from the 1950s-90s. Highlights of the sale include an important group of works by Odilon Redon, a number of remarkable paintings and watercolors by Paul Delvaux and works on paper by Ernst, Giacometti, Picasso and Delaunay among others. The sale is estimated to bring in excess of $5 million and will take place in September.


                         About Sotheby's Holdings, Inc.

Sotheby's Holdings, Inc. is the parent company of Sotheby's worldwide auction businesses and art-related financing activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby's Holdings, Inc. is listed on the New York Stock Exchange and the London Stock Exchange.

                           Forward-looking Statements

This release contains certain "forward-looking statements" (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the "forward-looking statements" include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property.


                                      # # #

Financial Tables Follow



All Sotheby's Press Releases and SEC filings are available on our web site at www.sothebys.com



Sotheby's Holdings, Inc.'s earnings conference call will take place on Monday, August 9, 2004, at 9:00 AM EST. Domestic callers should dial: 800-219-6110 and international callers should dial: 303-262-2142. The call reservation number is 11004830. Conference replay after the call is available from August 9th to August 23rd at 800-405-2236 or 303-590-3000. Enter passcode 11004830#.



To listen to the conference call via web cast, please go to www.actioncast.acttel.com and enter the passcode 24066 when prompted. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins at 9:00 AM on August 9th. The web cast will be available for replay for two weeks after the call.





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                                                                      APPENDIX A

                         SOTHEBY'S HOLDINGS, INC.
                     CONSOLIDATED INCOME STATEMENTS
                              (UNAUDITED)
             (Thousands of dollars, except per share data)

                                                           Three Months Ended              Six Months Ended
                                                           ------------------              ----------------
                                                       June 30,          June 30,        June 30,        June 30,
                                                         2004              2003            2004            2003
                                                         ----              ----            ----            ----
Revenues:
  Auction and related revenues                         $166,337         $107,580         $225,439        $145,713
  License fee revenue                                         -                -           45,000               -
  Other revenues                                          3,190            2,838            5,520           5,897
                                                       ---------        ---------        ---------       ---------
    Total revenues                                      169,527          110,418          275,959         151,610
                                                       ---------        ---------        ---------       ---------

Expenses:
  Direct costs of services                               19,276           14,938           26,470          21,665
  Salaries and related costs                             49,842           36,042           89,081          69,575
  General and administrative expenses                    24,046           22,336           49,571          44,027
  Depreciation and amortization expense                   5,604            6,257           11,510          12,518
  Retention costs                                             -            2,865              285           6,344
  Net restructuring charges                                  27             (450)             146           5,341
  Special charges                                           772              593            1,284           1,376
                                                       ---------        ---------        ---------       ---------
    Total expenses                                       99,567           82,581          178,347         160,846
                                                       ---------        ---------        ---------       ---------

Operating income (loss)                                  69,960           27,837           97,612          (9,236)

Interest income                                             532            1,055            1,102           1,628
Interest expense                                         (8,395)          (7,884)         (16,805)        (15,021)
Other (expense) income                                     (270)             (35)             419             401
                                                       ---------        ---------        ---------       ---------

Income (loss) from continuing operations before taxes    61,827           20,973           82,328         (22,228)
Income tax expense (benefit)                             21,021            7,776           27,991          (7,776)
                                                       ---------        ---------        ---------       ---------
Income (loss) from continuing operations                 40,806           13,197           54,337         (14,452)
                                                       ---------        ---------        ---------       ---------

Discontinued operations:
  Income from discontinued operations before taxes        2,623            1,844           39,273           1,889
  Income tax expense                                        952              845           14,413             861
                                                       ---------        ---------        ---------       ---------
Income from discontinued operations                       1,671              999           24,860           1,028
                                                       ---------        ---------        ---------       ---------

Net income (loss)                                       $42,477          $14,196          $79,197        ($13,424)
                                                       =========        =========        =========       =========

Basic earnings (loss) per share:
  Earnings (loss) from continuing operations              $0.66            $0.21            $0.88          ($0.24)
  Earnings from discontinued operations                    0.03             0.02             0.41            0.02
                                                       ---------        ---------        ---------       ---------
Basic earnings (loss) per share                           $0.69            $0.23            $1.29          ($0.22)
                                                       =========        =========        =========       =========

Diluted earnings (loss) per share:
  Earnings (loss) from continuing operations              $0.65            $0.21            $0.87          ($0.24)
  Earnings from discontinued operations                    0.03             0.02             0.40            0.02
                                                       ---------        ---------        ---------       ---------
Diluted earnings (loss) per share                         $0.68            $0.23            $1.27          ($0.22)
                                                       =========        =========        =========       =========

Weighted average shares outstanding (in millions):
  Basic                                                    61.7             61.6             61.6            61.5
  Diluted                                                  62.3             61.6             62.2            61.5



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                                                                      APPENDIX B

                            SOTHEBY'S HOLDINGS, INC.
                        GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to "adjusted" non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below:

                                                                          Three Months Ended      Six Months Ended
                                                                               June 30,                June 30,
                                                                          --------------------  --------------------
                                                                            2004        2003      2004         2003
                                                                          -------     --------  --------    --------
                                                                          (Thousands of dollars, except per share data)
-------------------------------------------------------------------------------------------------------------------------
GAAP Income (Loss) from Continuing Operations                               $40,806    $13,197   $54,337    ($14,452)

Adjustments, net of tax effects (a):
------------------------------------
  Retention costs (b)                                                             -      1,803       188       4,124
  Net restructuring charges (c)                                                  18       (283)       96       3,472
  Special charges (d)                                                           510        373       847         894
                                                                          ----------   --------  --------   ---------

Adjusted Income (Loss) from Continuing Operations                           $41,334    $15,090   $55,468     ($5,962)
                                                                          ==========   ========  ========   =========

GAAP Earnings (Loss) Per Diluted Share from Continuing Operations             $0.65      $0.21     $0.87      ($0.24)

Adjustments, net of tax effects (a):
------------------------------------
  Retention costs (b)                                                          0.00       0.03      0.01        0.07
  Net restructuring charges (c)                                                0.00      (0.01)     0.00        0.06
  Special charges (d)                                                          0.01       0.01      0.01        0.01
                                                                          ----------   --------  --------   ---------

Adjusted Earnings (Loss) Per Diluted Share from Continuing Operations         $0.66      $0.24     $0.89      ($0.10)
                                                                          ==========   ========  ========   =========

GAAP Income (Loss) from Continuing Operations                               $40,806    $13,197   $54,337    ($14,452)

Adjustments, net of tax effects (a):
-----------------------------------
  License fee revenue                                                             -          -   (29,700)          -
  License fee expenses                                                           63          -     1,414           -
                                                                          ----------   --------  --------   ---------

Adjusted Income (Loss) from Continuing Operations                           $40,869    $13,197   $26,051    ($14,452)
                                                                          ==========   ========  ========   =========




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
GAAP Earnings (Loss) Per Diluted Share from Continuing Operations             $0.65      $0.21     $0.87      ($0.24)

Adjustments, net of tax effects (a):
------------------------------------
  License fee revenue                                                          0.00       0.00     (0.48)       0.00
  License fee expenses                                                         0.00       0.00      0.02        0.00
                                                                          ----------   --------  --------   ---------

Adjusted Income (Loss) Per Diluted Share from Continuing Operations           $0.65      $0.21     $0.42      ($0.24)
                                                                          ==========   ========  ========   =========
GAAP Income (Loss) from Continuing Operations                               $40,806    $13,197   $54,337    ($14,452)

Adjustments, net of tax effects (a):
------------------------------------
  License fee revenue                                                             -          -   (29,700)          -
  License fee expenses                                                           63          -     1,414           -
  Retention costs (b)                                                             -      1,803       188       4,124
  Net restructuring charges (c)                                                  18       (283)       96       3,472
  Special charges (d)                                                           510        373       847         894
                                                                          ----------   --------  --------   ---------

Adjusted Income (Loss) from Continuing Operations                           $41,397    $15,090   $27,182     ($5,962)
                                                                          ==========   ========  ========   =========
GAAP Earnings (Loss) Per Diluted Share from Continuing Operations             $0.65      $0.21     $0.87      ($0.24)

Adjustments, net of tax effects (a):
------------------------------------
  License fee revenue                                                          0.00       0.00     (0.48)       0.00
  License fee expenses                                                         0.00       0.00      0.02        0.00
  Retention costs (b)                                                          0.00       0.03      0.01        0.07
  Net restructuring charges (c)                                                0.00      (0.01)     0.00        0.06
  Special charges (d)                                                          0.01       0.01      0.01        0.01
                                                                          ----------   --------  --------   ---------
Adjusted Earnings (Loss) Per Diluted Share from Continuing Operations         $0.66      $0.24     $0.44      ($0.10)
                                                                          ==========   ========  ========   =========
GAAP Operating Income (Loss) from Continuing Operations                     $69,960    $27,837   $97,612     ($9,236)

Adjustments (a):
----------------
  License fee revenue                                                             -          -   (45,000)          -
  License fee expenses                                                           96          -     2,142           -
  Retention costs (b)                                                             -      2,865       285       6,344
  Net restructuring charges (c)                                                  27       (450)      146       5,341
  Special charges (d)                                                           772        593     1,284       1,376
                                                                          ----------   --------  --------   ---------
Adjusted Operating Income from Continuing Operations                        $70,855    $30,845   $56,469      $3,825
                                                                          ==========   ========  ========   =========

-------------------------------------------------------------------------------------------------------------------------


(a) The consolidated effective tax rate for the three and six months ended June 30, 2004 was approximately 34%. For the three and six months ended June 30, 2003, the effective tax expense/(benefit) rate related to continuing operations was 37% and 35%, respectively.

(b)  Consists of costs related to the Company's employee retention programs.

(c)  Consists of net charges related to the Company's restructuring plans.

(d) Consists of net charges related to the investigation by the Antitrust Division of the United States. Department of Justice, other governmental investigations and the related civil antitrust litigation.



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